Exhibit 99.1

Vision-Sciences Reports Net Sales of $3.7 Million for
Second Quarter of Fiscal 2013
10% Sequential Net Sales Growth

Orangeburg, NY – November 5, 2012 – Vision-Sciences, Inc. (NasdaqCM: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for the three- and six-month periods ended September 30, 2012, its second quarter and first half of fiscal 2013.

Second Quarter Fiscal Year 2013 and Recent Highlights
•
Net sales were $3.7 million, compared with $3.4 million in the first quarter of fiscal 2013 and $4.0 million in second quarter of fiscal 2012. The second quarter of fiscal 2012 included Stryker’s blanket stocking order of urology products;

•	Operating loss decreased 7% to $2.6 million versus $2.8 million in the same quarter last year;
•	Non-GAAP net loss was $3.0 million, or ($0.07) per basic and diluted share, essentially unchanged from the second quarter of fiscal 2012; and,
•	A $20.0 million convertible note was signed with the Company’s Chairman, which restructured and consolidated previous debt arrangements and provided an additional $5.0 million in liquidity.

“Successful execution of our strategy enabled Vision-Sciences to achieve 10% total net sales growth and 50% domestic sales growth over the preceding quarter.  This sequential growth reflects the increasing awareness that our EndoSheath technology solves a critical need, and offers clinical and financial benefits across the entire healthcare system,” commented Cynthia Ansari, President and Chief Executive Officer of Vision-Sciences, Inc.

“We expect further revenue growth will result from our ongoing sales and marketing initiatives and upcoming product introductions.  Continued top line growth, coupled with margin improvement, will enable us to deliver value for our shareholders,” Ansari concluded.

Results of Operations
Net sales in the second quarter of fiscal 2013 were $3.7 million compared to $4.0 million for the same period a year ago. The 7% decrease was primarily due to lower urology sales, including a 54% decline in sales to Stryker, partially offset by strong industrial sales growth.

Net sales (in thousands, except for percentages) for the three- and six-month periods were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Market/Category	2012	2011	Difference	%	2012	2011
Urology	$888	$1,503	$(615)	-41%	$1,944	$3,412
ENT	587	572	15	3%	1,019	930
Surgery / GI	334	306	28	9%	510	425
Pulmonology (Critical Care)	162	203	(41)	-20%	287	310
Spine	181	348	(167)	-48%	440	426
Repairs, peripherals, and accessories	572	452	120	27%	1,020	986
Total net medical sales	2,724	3,384	(660)	-20%	5,220	6,489
Total net industrial sales	1,015	641	374	58%	1,915	1,292
Net sales	$3,739	$4,025	$(286)	-7%	$7,135	$7,781

Gross profit for the second quarter of fiscal 2013 was $1.1 million, as compared with $1.4 million in the second quarter of fiscal 2012. Gross margin percentage for the period declined approximately 600 basis points to 29% from 35% in the same period last year. Approximately two-thirds of this decrease was attributable to a reduction in the allocation of manufacturing expenses to support research and development activities.

Selling, general and administrative (“SG&A”) expenses decreased 9% to $3.2 million in the second quarter of fiscal 2013, largely driven by lower stock-based compensation expense. SG&A expenses were essentially unchanged at 85% of net sales for the second quarter of fiscal 2013 compared to 86% of net sales reported during the same period last year.

Research and development (“R&D”) expenses decreased 29% to $0.5 million in the second quarter of fiscal 2013. The decrease was primarily attributable to lower product development costs associated with the Company’s next generation digital processing unit and a reduction in the amount allocated from manufacturing to support R&D efforts. R&D expenses decreased to 14% of net sales compared to 18% of net sales during the same period last year.

The Company’s operating loss in the second quarter of fiscal 2013 was $2.6 million, a decrease of $0.2 million, or 7%, compared to the second quarter of fiscal 2012. Lower operating expenses of $0.5 million contributed to the improvement in operating loss during the period.

At September 30, 2012, the Company had cash and cash equivalents of $3.1 million and working capital of $7.9 million, compared to cash and cash equivalents of $2.7 million and working capital of $6.0 million at March 31, 2012.

Convertible Debt
On September 19, 2012, the Company entered into a $20.0 million convertible note with Lewis C. Pell, the Company’s Chairman. This note consolidates and restructures the $15.0 million in aggregate borrowings collectively outstanding under the previous debt agreements with Mr. Pell, and provides for an additional $5.0 million available to the Company, for an aggregate of up to $20.0 million. The note accrues annual interest, payable annually, at 0.84%, the applicable federal rate in effect at the time of the note.

The outstanding principal amount of the note is convertible at any time prior to the maturity date, at Mr. Pell’s option, into shares of the Company’s common stock at a price of $1.20 per share, the closing price of the Company’s common stock on the date of the agreement.

Conference Call
Cynthia Ansari, Chief Executive Officer, and Keith Darragh, Vice President, Finance and Principal Financial and Accounting Officer, will host a conference call to discuss the second quarter fiscal 2013 financial results at 8:30 a.m. EST on Tuesday, November 6, 2012.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	52269909
Webcast (live and replay):	http://ir.visionsciences.com

An audio replay of the conference call will be available from 11:30 a.m. EST on Tuesday, November 6, 2012, through 11:30 p.m. EST on Tuesday, November 13, 2012 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from abroad. The audio webcast will also be available in the Investor Section of the Company’s website at www.visionsciences.com.

Use of Non-GAAP Financial Measures
Non-GAAP net loss and non-GAAP net loss per share excludes non-cash or non-operational activities. As a result, the Company uses these measures to assess and analyze its operational results and trends and to make financial and operations decisions. The Company also believes these non-GAAP financial measures are useful to investors, because they provide greater transparency regarding the Company’s operating performance. These non-GAAP financial measures should not be considered measures of the Company’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures for net loss and net loss per share are included in a table accompanying this press release after the unaudited condensed consolidated financial statements.

About Vision-Sciences, Inc.
Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye.  Vision-Sciences’ unique flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology.  Within its medical segment, Vision-Sciences targets five main areas for its fiber and video endoscopes and EndoSheath technology: urology, pulmonology, gastroenterology (GI), ENT (ear, nose and throat) and spine.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts.  These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date.  Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission.  There is no assurance that any future results or events discussed in these statements will be achieved.  The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance and Principal Financial and Accounting Officer	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
845.365.0600	212.452.2793
invest@visionsciences.com	lwilson@insitecony.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,739	$4,025	$7,135	$7,781
Cost of sales	2,669	2,628	5,152	5,256
Gross profit	1,070	1,397	1,983	2,525

Selling, general, and administrative expenses	3,164	3,463	5,894	6,389
Research and development expenses	527	739	1,014	1,431
Operating loss	(2,621)	(2,805)	(4,925)	(5,295)

Interest income	1	2	2	7
Interest expense	(237)	(99)	(431)	(198)
Debt cost expense	(128)	(43)	(272)	(84)
Loss on extinguishment of debt	(1,244)	-	(1,244)	-
Other, net	(35)	(10)	(40)	(11)
	(1,643)	(150)	(1,985)	(286)
Loss before provision for income taxes	(4,264)	(2,955)	(6,910)	(5,581)
Income tax provision (benefit)	-	(2)	1	2
Net loss	$(4,264)	$(2,953)	$(6,911)	$(5,583)

Net loss per common share - basic and diluted	$(0.09)	$(0.07)	$(0.15)	$(0.13)

Weighted average number of shares outstanding - basic and diluted	45,974	44,204	45,827	44,116

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30,	March 31,
	2012	2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$3,063	$2,674
Accounts receivable, less allowances of $30 and $58, respectively	2,739	2,132
Inventories, net	4,631	3,970
Prepaid expenses and other current assets	296	197
Total current assets	10,729	8,973

Machinery and equipment	3,451	3,516
Demo equipment	1,072	1,070
Furniture and fixtures	224	224
Leasehold improvements	372	372
Property and equipment, at cost	5,119	5,182
Less—accumulated depreciation and amortization	3,395	3,149
Total property and equipment, net	1,724	2,033
Deferred debt cost, net	-	1,516
Other assets, net	77	77
Total assets	$12,530	$12,599

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,175	$587
Accrued compensation	847	657
Accrued expenses	641	944
Deferred revenue	93	-
Capital lease obligations	81	91
Advances from customers	-	672
Total current liabilities	2,837	2,951

Convertible debt—related party	15,000	-
Line of credit—related party	-	10,000
Capital lease obligations, net of current portion	59	97
Deferred revenue, net of current portion	43	-
Total liabilities	17,939	13,048

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value Authorized—75,000 shares; issued and outstanding—46,241 shares and 45,396 shares, respectively	463	454
Additional paid-in capital	100,348	98,382
Treasury stock at cost, 24 shares and 7 shares of common stock, respectively	(38)	(14)
Accumulated deficit	(106,182)	(99,271)
Total stockholders’ deficit	(5,409)	(449)
Total liabilities and stockholders’ deficit	$12,530	$12,599

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Six Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(6,911)	$(5,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,012	1,387
Depreciation and amortization	406	402
(Recovery of) provision for bad debt expenses	(7)	17
Debt cost expense	272	84
Loss on extinguishment of debt	1,244	-
Loss on disposal of fixed assets	44	6
Changes in assets and liabilities:
Accounts receivable	(600)	(97)
Inventories	(752)	(429)
Prepaid expenses and other current assets	(99)	(44)
Accounts payable	588	(173)
Accrued expenses	(303)	(245)
Accrued compensation	190	55
Deferred revenue	(7)	-
Advances from customers	(529)	(2,846)
Net cash used in operating activities	(5,452)	(7,466)
Cash flows from investing activities:
Purchases of property and equipment	(55)	(106)
Proceeds from disposal of fixed assets	5	3
Net cash used in investing activities	(50)	(103)
Cash flows from financing activities:
Proceeds from issuance of long-term debt—related party	5,000	-
Advance on line of credit—related party	-	1,000
Payment of costs related to line of credit—related party	-	(5)
Net proceeds from sale of common stock	878	-
Proceeds from exercise of stock options	85	302
Common stock repurchased	(24)	(7)
Payments of capital leases	(48)	(35)
Net cash provided by financing activities	5,891	1,255
Net increase (decrease) in cash and cash equivalents	389	(6,314)
Cash and cash equivalents at beginning of period	$2,674	$9,180
Cash and cash equivalents at end of period	$3,063	$2,866

Vision-Sciences, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Non-GAAP Financial Measures and Reconciliation	2012	2011	Difference	2012	2011
GAAP net loss	$(4,264)	$(2,953)	$(1,311)	$(6,911)	$(5,583)
Add: loss on extinguishment of debt	1,244	-	1,244	1,244	-
Non-GAAP net loss	$(3,020)	$(2,953)	$(67)	$(5,667)	$(5,583)

Non-GAAP net loss per common share - basic and diluted	$(0.07)	$(0.07)		$(0.12)	$(0.13)

Weighted average number of shares outstanding - basic and diluted	45,974	44,204		45,827	44,116